                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  June 22, 1999


                       Stanford Telecommunications, Inc.
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              (Exact Name of Registrant as Specified in Charter)

             Delaware                      000-12734                        94-2207636
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   (State or Other Jurisdiction     (Commission File Number)     (IRS Employer Identification No.)
        of Incorporation)

   1221 Crossman Avenue, Sunnyvale, California                  94089
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     (Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code:     408-745-0818
                                                     ---------------------------


                                      N/A
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         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

     On June 22, 1999, Stanford Telecommunications, Inc., a Delaware corporation ("STel"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), and Saturn Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newbridge ("Merger Sub"), which provides for the acquisition of STel by Newbridge in a tax-free, stock-for-stock exchange. Pursuant to the Merger Agreement, Merger Sub will be merged with and into STel (the "Merger"), and STel will become a wholly owned subsidiary of Newbridge.

     Consummation of the Merger is subject to certain conditions, including the following:

     .    approval by STel's stockholders at a special meeting of stockholders, to be called for the purpose of voting on the Merger (the "Special Meeting");

     .    STel having entered into a definitive agreement or agreements to sell certain business units (the "Non-Core Assets") to one or more third party buyers for an aggregate purchase price which will result in after-tax net cash proceeds to STel of not less than $102 million;

     .    regulatory approvals; and

     .    other customary conditions.

The Non-Core Assets to be sold to one or more third party buyers consist of STel's operations in Satcom Ground Systems, Communications Systems Integration, Applied Technology Operation, Advanced Communications Systems and Manufacturing & Quality Assurance.

     In the Merger, for each share of STel common stock, the STel stockholders will receive Newbridge common shares with a value equal to (a) $30, subject to adjustment if the value of the Newbridge common shares is less than $24, and (b) an amount based upon a formula which includes the proceeds from the sale of the Non-Core Assets (the "Contingent Value"). The number of Newbridge shares to be received by the STel stockholders will be determined based on the average price of the Newbridge common shares during the 10 trading day period ending on the fifth trading day preceding the Special Meeting. The Contingent Value may be as high as $5; however, it is possible that the after-tax net cash proceeds from the sale of the Non-Core Assets may result in the Contingent Value being minimal. In no event will the Contingent Value be less than $0.

     If the Non-Core Assets have not been sold by the closing of the Merger, then the Contingent Value will become payable following completion of the sale of the Non-Core Assets. In such event, at the time of the Merger, Newbridge and a rights agent will enter into a Contingent Value Rights Agreement and the STel stockholders will receive a certificate to evidence their right to the Contingent Value, which right will not be transferable.

     Pursuant to the Merger Agreement, STel has granted Newbridge an option to acquire a non-exclusive license to STel's wireless broadband technology (the "Technology Option Agreement"), which option would be exercisable at $69 million if a third party acquired control of STel. Also pursuant to the Merger Agreement, STel has granted Newbridge an option to purchase unissued shares of STel common stock equal to 19.9% of the issued and outstanding STel common stock (the "Stock Option Agreement"), at $35 per share, upon the occurrence of certain events which could give rise to a termination of the Merger Agreement.

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     Certain officers and directors of STel have entered into voting agreements with Newbridge providing that they will vote, in their capacity as stockholders, in favor of the adoption of the Merger Agreement and approval of the Merger.

     The foregoing summaries of certain principal terms of the Merger Agreement, Technology Option Agreement, Stock Option Agreement and voting agreements are not complete and are qualified in their entirety by reference to the agreements. Copies of the Merger Agreement, Technology Option Agreement and Stock Option Agreement and the form of the voting agreements are filed as Exhibits to this Form 8-K and are incorporated herein by this reference. The form of the Contingent Value Rights Agreement that may be entered into between Newbridge and a rights agent, under the circumstances described above, also is filed as an Exhibit to this Form 8-K.

     A registration statement relating to the Newbridge common shares to be issued in the Merger will be filed with the Securities and Exchange Commission, as will a proxy statement relating to the Special Meeting.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)   Exhibits

               2.1 Agreement and Plan of Merger, dated as of June 22, 1999, by and among STel, Newbridge and Merger Sub

               10.1 Wireless Broadband Products Technology License Option Agreement, dated as of June 22, 1999, between STel and Newbridge

               10.2 Stock Option Agreement, dated as of June 22, 1999, between Newbridge and STel

               99.1  Form of Contingent Value Rights Agreement

               99.2  Form of Voting Agreement

               99.3 Joint Press Release issued by Newbridge and STel on June 22, 1999

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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Stanford Telecommunications, Inc.


Dated:  June 24, 1999         By:    /s/ Jerome F. Klajbor
                                     ----------------------
                              Name:      Jerome F. Klajbor
                                     ----------------------
                              Title:     Vice President, Chief Financial Officer
                                     -------------------------------------------

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                                 EXHIBIT INDEX


    Exhibit         Description
    -------         -----------

     2.1 Agreement and Plan of Merger, dated as of June 22, 1999, by and among STel, Newbridge and Merger Sub

    10.1 Wireless Broadband Products Technology License Option Agreement, dated as of June 22, 1999, between STel and Newbridge

    10.2 Stock Option Agreement, dated as of June 22, 1999, between Newbridge and STel

    99.1            Form of Contingent Value Rights Agreement

    99.2            Form of Voting Agreement

    99.3            Joint Press Release issued by Newbridge and STel on June 22,
                    1999